Exhibit 10.6

EXECUTION VERSION

Donald J. Meyer

1135 S. Delano Court, Apt. 325E

Chicago, IL 60605

Re:	Employment Terms

Dear Donald:

On behalf of the Board of Directors (the “Board”) of Byline Bank, an Illinois chartered bank (the “Company”), I am pleased to offer you employment with the Company on the terms set forth in this letter (“Agreement”).

1. Term. The term of this Agreement commences upon your written acceptance below and will expire on the third anniversary of your acceptance date; provided, the term will automatically renew on such date for one (1) year, and for one (1) year on each subsequent anniversary of such date thereafter, unless at any time not less than one hundred twenty (120) days prior to the end of such term either the Company or you notify the other in writing of its intention not to further extend the term; provided further, (a) the term of this Agreement shall terminate on any termination of your employment and (b) upon the occurrence of a Change in Control or Special Change in Control (each as defined on the Attachment) the term of this Agreement shall renew for period expiring on the first anniversary of such Change in Control or Special Change in Control, as the case may be, and which shall not automatically renew thereafter. The period under this Section 1, as may be so renewed, is referred to herein as the “Term”. Absent a written agreement by the parties to the contrary, upon the expiration of the Term, this Agreement (all rights and obligations herein) will terminate (except for those provisions that specifically survive) and your employment will continue thereafter at-will.

2. Position; Principal Place of Employment.

(a) You will be employed as Executive Vice President, Head of Commercial Banking of the Company, reporting to the Chief Executive Officer. Your principal place of employment will be at the Company’s corporate offices designated from time to time by the Board. Your duties shall be as may be prescribed by the Company’s by-laws and as may be assigned by the Chief Executive Officer from time to time commensurate with your position. During your employment, you owe an undivided duty of loyalty to the Company and agree to devote your full business time and attention to the performance of your duties and responsibilities. You shall perform your duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the banking industry from time to time. You will not work full-time for another employer, and all part-time employment, including any self-employment shall be disclosed to the Company not less frequently than on the anniversary of the last day of the Term. In addition, you are subject to the Company’s Code of Ethics and all such other activities are subject to the principles thereunder not to engage in any activity that may, in the sole discretion of the Board, be determined to be a conflict of interest. You agree to serve without additional compensation as an officer and director of any of the Company’s subsidiaries.

Donald J. Meyer

3. Base Salary. You will be paid a base salary at an annual rate of $260,000 (the “Base Salary”), subject to applicable withholdings and payable in accordance with the regular payroll practices of the Company.

4. Annual Incentive. You will be eligible to participate in the Company’s Executive Incentive Plan (the “EIP”). Under the EIP, you will have the opportunity to earn a target annual cash bonus of 50% of your Base Salary based upon your achievement of applicable target-level performance objectives as determined in the sole discretion of the Board (or a committee thereof). Your annual bonus, to the extent earned under the EIP, will be paid not later than March 15 of the fiscal year following the fiscal year in which performed. You will not be entitled to a bonus for any particular year unless you are employed on the date such bonus is paid (unless otherwise provided herein or in the EIP).

5. Long-Term Incentive Program. You will be eligible to participate in the Metropolitan Bank Group Equity Incentive Plan adopted by Byline Bancorp, Inc., an Illinois corporation (f/k/a Metropolitan Bank Group, Inc. and referred to in this Agreement as the “Holding Company”) on such terms and conditions as are set forth in the form of stock option agreement provided to you with this Agreement.

6. Employee Benefits; Vacation; Expenses.

(a) You will be entitled to participate in all employee benefit plans that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees, subject to satisfying the applicable eligibility requirements. Unless otherwise provided in this Agreement, all benefits are subject to the terms and conditions of the plan or arrangement under which such benefits accrue, as may be amended or terminated at any time and from time to time in the sole discretion of the Company.

(b) You will be entitled to annual paid vacation in accordance with the Company’s policy applicable to senior executives, but in no event less than four (4) weeks per calendar year (prorated for any partial calendar year of employment).

(c) You will be entitled to a benefit at Company expense that pays upon your death a lump sum cash amount equal to 200% of your Base Salary but not exceeding $750,000. The Company may provide this benefit, in its sole discretion, through its purchase of a life insurance policy, in which event you will fully cooperate with any physical examination and other underwriting requirements to obtain such life insurance. The Company will deduct any applicable tax withholdings from other compensation due you or from the proceeds of such benefit, as may apply.

(d) Upon presentation of appropriate documentation, you will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of your duties hereunder.

7. Termination; Special Change in Control. Your employment may be terminated by either party for any reason at any time pursuant to written notice to the other party, and will terminate automatically on your death; provided, you shall give the Company not less than 30 days’ prior written notice of any termination by you, with or without Good Reason (as defined on the Attachment hereto). Any payments made and benefits provided to you under this Agreement will be in lieu of any termination or severance payments or benefits for which you (or your estate in the event of your death) otherwise may be eligible under any of the plans, practices, policies or programs of the Company or its affiliates. If termination occurs at a time when the Company is deemed to be in troubled condition by the FDIC and is subject to the FDIC’s golden parachute regulations under 12 C.F.R. Part 359, the payments referenced in this Paragraph 7 shall be limited to an aggregate amount equal to the lesser of (i) 12 months of Base

Donald J. Meyer

Salary, or (ii) the amount otherwise owed to you hereunder. Any payment made pursuant to this Paragraph 7 which is subject to the FDIC’s golden parachute regulations shall be subject to a right of the Company (or its successor) to recoup such payment from Executive if the Company (or its successor) subsequently determines, in its reasonable discretion, that Executive has engaged in any of the activities or offenses set forth in 12 C.F.R. Section 359.4(a)(i) - (iv). After receipt of written notice from the Company that it has made a determination as provided for in this Section, Executive agrees to reimburse the Company for the subject payment made pursuant to this Paragraph 7 within 30 days after receipt of such written notice. Further, Executive agrees to indemnify the Company for any costs incurred by the Company in recouping such amount in the event that Executive fails to reimburse such amount within 30 days of receiving the Company’s written notice under this Section.

(a) Death; Disability. In the event that your employment terminates due to your death or Disability (as defined on the Attachment), you will be entitled to: (i) any unpaid Base Salary, and any unused vacation, accrued through the date of termination; (ii) reimbursement of any unreimbursed expenses incurred through the date of termination in accordance with Section 6(d); and (iii) all other payments or benefits to which you may be entitled under the terms of any applicable employee benefit plans and programs in which you participated immediately prior to such termination (clauses (i), (ii) and (iii) collectively being the “Accrued Amounts”). On such termination, you will also be entitled to (iv) any unpaid EIP bonus earned with respect to any fiscal year ending on or preceding the date of termination (“Unpaid EIP”); and (v) a pro rata portion of your EIP bonus for the fiscal year in which your termination occurs, payable at the time that EIP bonuses are paid to other senior executives for such year, in an amount equal to (x) the amount that you would have earned based upon actual performance had your employment continued through the end of the fiscal year multiplied by (y) a fraction the numerator of which is the number of days you were employed during the fiscal year and the denominator of which is 365 (“Pro Rata Bonus”). In the event of your death, your beneficiary will also be entitled to your death benefit under Section 6(c).

(b) Termination For Cause or Without Good Reason. If your employment should be terminated by the Company for Cause (as defined on the Attachment) or by you without Good Reason, you will be entitled to only the Accrued Amounts.

(c) Termination Without Cause or For Good Reason; Special Change in Control Success Payment.

(i) If your employment is terminated by the Company without Cause (and not due to Disability) or by you for Good Reason at any time during the Term (and not upon the expiration of the Term) other than on or following the occurrence of a Change in Control or a Special Change in Control, the Company will pay or provide you: (A) the Accrued Amounts and any Unpaid EIP; (B) a Pro Rata Bonus; and (C) a cash amount equal to the product of (x) one (1) multiplied by (y) the sum of (I) your Base Salary plus (II) the excess of the applicable COBRA premium for health, dental and vision care benefits on the date of termination (provided that you elect COBRA continuation coverage) over the amount of health, dental and vision care premiums charged to active employees of the Company for like coverage on the date of termination, which amount under this clause (C) will be payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of twelve (12) months from your date of termination commencing on the first complete payroll payment date following the date that the Release (defined below) becomes effective; provided, that the Company’s obligation to pay the amount in subclause (II) will immediately cease to the extent required to avoid adverse tax consequences to the Company. The amount payable under clause (C), above, will not be reduced or terminated due to compensation you may receive from any subsequent employment or self-employment.

Donald J. Meyer

(ii) If your employment is terminated by the Company without Cause (and not due to Disability) or by you for Good Reason at any time, during the Term (and not upon the expiration of the Term), on or within one (1) year following the occurrence of a Change in Control (that is not a Special Change in Control), the Company (or its successor) will pay or provide you: (A) the Accrued Amounts and any Unpaid EIP; (B) a Pro Rata Bonus; and (C) a cash amount equal to the product of (x) one (1) multiplied by (y) the sum of (I) your Base Salary plus (II) the higher of the two immediately preceding completed fiscal years’ earned bonuses (irrespective of whether the later of the preceding years’ bonus had yet been paid) plus (III) the excess of the applicable COBRA premium for health, dental and vision care benefits on the date of termination (provided that you elect COBRA continuation coverage) over the amount of health, dental and vision care premiums charged to active employees of the Company for like coverage on the date of termination, which amount under this clause (C) will be payable in a lump sum within fifteen (15) days after the Release becomes effective; provided, that the Company will not be obligated to pay the amount in subclause (III) to the extent required to avoid adverse tax consequences to the Company.

(iii) Upon the occurrence of a Special Change in Control (as defined on the Attachment) during the Term, upon which your employment does not terminate, you will receive from the Company or its successor (irrespective of whether your employment terminates or continues upon consummation of such Special Change in Control): (A) a lump sum cash amount equal to one (1) multiplied by the sum of (I) your Base Salary plus (II) the higher of the two immediately preceding completed fiscal years’ earned bonuses (irrespective of whether the later of the preceding years’ bonus had yet been paid) plus (B) a Pro Rata Bonus, but such Pro Rata Bonus will be determined based on achievement applicable performance goals under the EIP through the date of consummation of the Special Change in Control (with adjustments to the performance goals as the Board deems appropriate to account for any reduction of the performance period resulting from consummation of the Special Change in Control). The amount due under clause (A) shall be paid within fifteen (15) days after the Release becomes effective. The amount due under clause (B) will be paid when EIP bonuses for such period are paid to other executives of the Company. In the event that you become entitled to receive the payments under this subparagraph (iii), you shall not be entitled to any payments under subparagraph 7(c)(ii)(B) or (C) upon any termination of your employment thereunder.

(iv) Conditions. Any payments or benefits made or provided pursuant to Section 7(c)(i), (ii) or (iii), as the case may be, other than Accrued Amounts, are subject to your (A) compliance with the Agreement Protecting Company Interests (as provided at Section 8 hereof); (B) delivery to the Company of an executed general release of claims in a form satisfactory to the Company (“Release”) within twenty-one (21) days of presentation thereof by the Company to you; and (C) if such payments are due in connection with a termination of your employment, delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans. Anything in this Section 7(c) to the contrary notwithstanding, to the extent that any payment conditioned upon such effective Release is deferred compensation under Section 409A (defined below) and the period during which you have discretion to execute or revoke the Release straddles two calendar years, then the Company will make or commence, as may apply, such payments on the earliest practicable date in such second year after the Release becomes effective.

8. Agreement Protecting Company Interests. As a condition of the Company entering into this Agreement and your continuing employment hereunder, you will enter into the Company’s and Holding Company’s standard form of Agreement Protecting Company Interests, with a “Restriction Period” thereunder of twelve (12) months. The Agreement Protecting Company Interests and the covenants thereunder will survive any expiration of this Agreement or termination of your employment.

Donald J. Meyer

9. Reduction to Avoid Excise Tax on Golden Parachute Payments. If the payments and benefits provided for in this Agreement or under any other agreement, plan or program or otherwise payable to you constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (“Code”) and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits shall be reduced to the extent necessary to assure that the payments and benefits provided to you under this Agreement will be limited to the amount of payments and benefits that can be provided without triggering a parachute payment under Section 280G. To the extent that reduction of any payments and benefits is required by this Section 9 such that no portion of such payments and benefits will be subject to the excise tax imposed by Section 4999, the payments and benefits shall be reduced in the following order: (i) any payment due under Section 7(c)(iii) upon the occurrence of a Special Change in Control; (ii) any long-term cash incentive payments due to you upon the occurrence of the event triggering such parachute payments, (iii) cash severance pay, (iv) any Pro Rata Bonus, and (v) the value of any stock options and any other equity awards that may hereafter be granted to you.

10. Standard Regulatory Provisions.

(a) If Employee is prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8 (e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, (12 U. S.C. §1818(e)(3) or (g)(1)), Company’s obligations under this contract shall be suspended as of the date of service , unless stayed by appropriate proceedings.

(b) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, (12 U.S.C. §1818(e)(4) or (g)(1)), all obligations of the Company under this contract shall terminate as of the effective date of the order.

(c) If the Company is in default (as defined in (12 U.S.C. §1813(x)(1)) of the Federal Deposit Insurance Act), all obligations of the Company under this contract shall terminate as of the date of default.

(d) All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Employer: (i) by the Federal Deposit Insurance Corporation (the “FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the FDIC at the time the FDIC approves a supervisory merger to resolve problems related to operation of the Company or when the Company is determined to be in an unsafe and unsound condition. All obligations of the Company under this contract shall terminate as of the effective date of any of the foregoing.

(e) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and FDIC Regulation 12 CFR Part 359, regarding Golden Parachute and Indemnification Payments.

11. Arbitration. To the fullest extent permitted by law, all claims that you may have against Company (or any other released party under the Release), or which the Company may have against you, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in Chicago, Illinois. The Arbitration will be held pursuant to the American Arbitration Association’s Commercial Rules and Mediation Procedures

Donald J. Meyer

(other than for large or complex disputes). The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in a court situated in Cook County, Illinois to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, in the event of an actual or threatened breach of this Agreement (including but not limited to the provisions of the Agreement to Protect Company Interests), seek a temporary restraining order or injunction in a court situated in Cook County, Illinois restraining such breach pending a determination on the merits by the arbitrator. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

12. Indemnification; Liability Insurance. The Company agrees to indemnify you and hold you harmless to the extent permitted the Company’s charter and by-laws. During the Term and at all times thereafter during which you may be subject to a liability to be indemnified under the preceding sentence, the Company will cover you as an insured under any directors and officers liability insurance that insures its officers. This Section 12 will survive any termination or expiration of this Agreement or termination of your employment.

13. Your Representations. You represent and warrant that your entering into this Agreement and your employment with the Company will not be in breach of any agreement with any current or former employer and that you are not subject to any other restrictions on solicitation of clients or customers or competing against another entity. You understand that the Company has relied on this representation in entering into this Agreement.

14. Clawback. In addition to any compensation recovery (clawback) which may be required by law and regulation, you acknowledge and agree that any compensation paid or awarded to you in connection with your employment with the Company shall be subject to any clawback requirements as set forth in the Company’s corporate governance guidelines or policies and to any similar or successor provisions as may be in effect from time to time. This Section 14 will survive any termination or expiration of this Agreement or termination of your employment.

15. Code Section 409A. This Section 15 controls over anything in this Agreement to the contrary. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder (collectively, “Section 409A”) so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A and this Agreement shall be interpreted accordingly. To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (a) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (c) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit. To the extent that Section 409A(a)(2)(B)(i) applies and you are a “specified employee” on the date of your separation from service, then any payment treated as deferred compensation under Section 409A will be postponed until the first business day after the expiration of six (6) months from the date of your separation from service (or your death if earlier).

Donald J. Meyer

16. General Provisions.

(a) Notices. All notices, consents, and other communications to be given under this Agreement shall be in writing and (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, or (iii) delivered by overnight express delivery service or same-day local courier service, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 16(a):

If to the Company:

Byline Bank

180 N. LaSalle

Chicago, Illinois 60601

(or such address hereafter where the Company locates its corporate offices)

Attention: Director Human Resources

If to you: At the most recent address on the payroll files of the Company

(b) Entire Agreement; Amendments; No Waiver. This Agreement and the Agreement to Protect Company Interests supersedes all previous employment agreements, whether written or oral between you and the Company and constitutes the entire agreement and understanding between the Company and you concerning the subject matter hereof. If, and to the extent that, any other written or oral agreement between you and the Company is inconsistent with or contradictory to the terms of this Agreement or the Agreement to Protect Company Interests, the terms of this Agreement or the Agreement to Protect Company Interests, as applies, shall control. No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by you and a duly authorized officer of the Company. Failure of the any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

(c) Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of you and your heirs, executors, assigns and administrators or your estate and property and the Company and its successors and permitted assigns. You may not assign or transfer to others your rights or obligation to perform your duties hereunder.

(d) Counterparts. This Agreement may be signed in counterparts each of which will be deemed an original, but all of which will constitute one and the same instrument.

[Signature Page Follows This Page]

Donald J. Meyer

On behalf of the Board, I am excited to offer you continuing employment with the Company under this Agreement and look forward to a mutually rewarding relationship.

Very truly yours,

BYLINE BANK

By:	/s/ Roberto Herencia
Roberto Herencia
Chairman of the Board of Directors

Date:	March 4, 2015

Agreed and Accepted:

/s/ Donald J. Meyer
Donald J. Meyer

Date:	March 2, 2015

Donald Meyer

ATTACHMENT

Definitions

“Cause” shall mean (A) your willful and continued failure to perform substantially your duties; (B) your willfully engaging in illegal conduct, an act of dishonesty or gross misconduct related to the performance of your duties and responsibilities; (C) your commission of a crime involving moral turpitude dishonesty, fraud, theft or financial impropriety; (D) your willful violation of a material requirement of any code of ethics or standards of conduct of the Company applicable to you or your fiduciary duty to the Company; or (E) a breach of the Agreement Protecting Company Interests; provided, that no act or failure to act by you shall be considered “willful” if such act or omission was conducted in good faith and with a reasonable belief that the action or omission was in the best interests of the Company, as applies.

“Change in Control” shall mean the first to occur, that is not a Special Change in Control, of:

(A) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary, or (ii) a corporation owned directly or indirectly by the stockholders of the Holding Company in substantially the same proportions as their ownership of stock of the Holding Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Holding Company representing more than 50% of both (x) the total voting power of the then outstanding shares of capital stock of the Holding Company entitled to vote generally in the election of directors (the “Voting Stock”) and (y) the fair market value of the outstanding shares of capital stock of the Holding Company (“Economic Stock”);

(B) Consummation of a reorganization, merger or consolidation, the sale or other disposition of all or substantially all of the assets of the Holding Company (in each such case, a “Business Combination”), unless all or substantially all of the individuals and entities who were the beneficial owners, respectively, of both the Voting Stock and the Economic Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of either (x) the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination or (y) the total fair market value represented by all the voting and nonvoting equity securities of the corporation resulting from the Business Combination (in each such case including, without limitation, an entity which as a result of the Business Combination owns the Holding Company or all or substantially all of the Holding Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination, of the Voting Stock and Economic Stock (combined) of the Holding Company; or

(C) The stockholders of the Holding Company approve a plan of complete liquidation or dissolution of the Holding Company.

The Holding Company Board has final authority to construe and interpret the provisions of the foregoing paragraphs (A), (B), and (C) and to determine whether, and the exact date on which, a “Change in Control” has been deemed to have occurred thereunder.

“Disability” shall have the meaning defined under Treasury Regulation Section 1.409A-3(i)(4).

Donald Meyer

“Good Reason” means the occurrence of any of the following without your written consent: (A) any material reduction in your Base Salary, (B) the Company’s requirement that you relocate your principal place of employment to a location in excess of fifty (50) miles from your principal work location on the date of the Agreement or (C) you are required to report to any other employee than the Chief Executive Officer. Provided, “Good Reason” shall not exist unless and until you provide the Company with written notice of the acts alleged to constitute Good Reason within ninety (90) days of the initial occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice. You must terminate your employment within 120 days following the initial occurrence of such event for the termination to be on account of Good Reason.

“Special Change in Control” shall mean the first to occur of:

(A) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary, or (ii) a corporation owned directly or indirectly by the stockholders of the Holding Company in substantially the same proportions as their ownership of stock of the Holding Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Holding Company representing more than 50% of both the total Voting Stock and the Economic Stock; or

(B) A Business Combination of the Holding Company, unless all or substantially all of the individuals and entities who were the beneficial owners, respectively, of both the Voting Stock and the Economic Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of either (x) the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination or (y) the total fair market value represented by all the voting and nonvoting equity securities of the corporation resulting from the Business Combination (in each such case including, without limitation, an entity which as a result of the Business Combination owns the Holding Company or all or substantially all of the Holding Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination, of the Voting Stock and Economic Stock (combined) of the Holding Company;

and, in the case of either event under subparagraph (A) or (B):

(1) the beneficial owners of at least 25% of the Voting Stock and the Economic Stock, in the aggregate, held by the beneficial owners holding all of the Voting Stock and the Economic Stock on the date of this Agreement receive in such transaction either cash or securities that are publicly traded on a securities exchange (and not restricted for more than 30 days other than pursuant to applicable law or regulation); or

(2) such transaction satisfies subparagraph (A) or (B) by substituting “70%” each place where “50%” appears.

The Holding Company Board has final authority to construe and interpret the provisions of the foregoing paragraphs (A) and (B) and to determine whether, and the exact date on which, a “Special Change in Control” has been deemed to have occurred thereunder.